Exhibit 99.1

FOR IMMEDIATE RELEASE

BIO-RAD LABORATORIES REPORTS THIRD-QUARTER RESULTS

HERCULES, CA – November 2, 2006 – Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostics products, announced financial results today for the third quarter ended September 30, 2006. Third-quarter revenues from continuing operations were $304.8 million, up 7.6% compared to $283.2 million reported for the third quarter of 2005. On a currency-neutral basis, revenues increased 5.1% compared to the same period last year. This growth was driven by solid sales across product areas in both the Life Science and Clinical Diagnostics segments. Third-quarter income from continuing operations was $23.2 million compared to $16.2 million during the third quarter last year. The increase in net income included a pre-tax investment gain of $4.7 million realized during the quarter. Third-quarter gross margin from continuing operations was 54.7% compared to 55.4% in the same period last year.

Year-to-date revenues from continuing operations grew by 6.5% to $930.8 million compared to the first nine months of 2005. Normalizing for the impact of currency effects, year-to-date growth was 7.7%. Income from continuing operations increased by 35.1% to $86.6 million, or $3.29 per share compared to $64.1 million, or $2.47 per share, in the same period last year. Year-to-date gross margin was 56.6% compared to 55.4% for the first nine months of 2005.

Third-Quarter Highlights

•	Third-quarter basic earnings from continuing operations were $0.88 per share, or $0.86 per share on a diluted basis, compared to $0.62 and $0.61, respectively, during the same period of last year.

•	The Life Science segment reported sales of $137.4 million, a 4.0% increase over the same period last year of $132.1 million. On a currency-neutral basis, segment sales increased 2.0%.

•	Clinical Diagnostics segment net sales for the quarter were $164.4 million, a 10.8% increase over the same period last year of $148.3 million. On a currency-neutral basis, segment sales in this area increased by 7.8% compared to the same period last year.

•	In August, Bio-Rad announced that it had signed a definitive agreement to acquire Ciphergen
Biosystems, Inc.’s life science business including worldwide technology rights to Ciphergen’s
Surface Enhanced Laser Desorption/Ionization (SELDI-TOF-MS) technology and
ProteinChip® System.

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Bio-Rad Reports Third-Quarter Results

•	During September, Bio-Rad announced the availability of the ProteOn™ XPR36 Protein
Interaction Array System.

•	In July, Bio-Rad and Integrated DNA Technologies, Inc. entered into a collaboration to develop validated RNA interference (RNAi) reagents for life science researchers.

Life Science segment net sales for the quarter were $137.4 million, up 4.0% compared to $132.1 million in the third quarter last year. On a currency-neutral basis, sales increased by 2.0%. Performance in this segment was the result of a number of factors including first deliveries of the ProteOn XPR36 Protein Interaction Array System. The new instrument provides researchers studying proteins with the ability to capture richer and more comparable data and run more experiments in a shorter period of time. Sales of amplification reagents and process chromatography media also continued to show growth worldwide. Segment results were somewhat tempered by the continued erosion of BSE testing revenue.  In July, Bio-Rad and Integrated DNA Technologies, Inc. entered into a collaboration to develop validated RNA interference (RNAi) reagents for life science researchers.

The Clinical Diagnostics segment reported sales of $164.4 million, a 10.8% increase over the same period last year of $148.3 million. On a currency-neutral basis, segment sales increased 7.8%. These results are due to continued growth across all product lines especially in the blood virus and quality control product areas. In September, the Company announced that it had completed the purchase of the diagnostics business of Provalis plc, a UK-based provider of point of care diagnostic products for chronic disease management of diabetes and osteoporosis. This acquisition expands Bio-Rad’s market breadth in the area of diabetes monitoring.

In August, Bio-Rad announced that it had signed a definitive agreement to acquire Ciphergen Biosystems, Inc.’s life science business including worldwide technology rights to Ciphergen’s Surface Enhanced Laser Desorption/Ionization (SELDI-TOF-MS) technology and ProteinChip System. The acquisition, which is in the process of being completed, provides Bio-Rad with access to leading protein analysis technology for the life science market and represents a significant addition to the Company’s portfolio of products.

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Bio-Rad Reports Third-Quarter Results

“Overall, we are pleased with the company’s performance in the third quarter,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “Sales are meeting or exceeding expectations and new products are finding acceptance around the world.”

Management will discuss these results in a conference call at 2 p.m. Pacific Standard Time (5 p.m. Eastern Standard Time) November 2, 2006. Interested parties can access the call by dialing 866-543-6411 (in the U.S.), or 617-213-8900 (international), access number 91475971. The live webcast can be accessed at http://www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.), or 617-801-6888 (international), access number 39220678, for seven days following the call and the webcast can be accessed at http://www.bio-rad.com for 30 days.

About Bio-Rad

Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), has remained at the center of scientific discovery for more than 50 years manufacturing and distributing a broad range of products for the life science research and clinical diagnostics markets. The company is renowned worldwide among hospitals, universities, major research institutions as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 85,000 research and industry customers worldwide through its global network of operations. The company employs over 5,000 people globally and had revenues of $1.1 billion in 2005. For more information, please visit

www.bio-rad.com.

Various statements made within this press release may constitute “forward-looking statements” for purposes of the Securities and Exchange Commission’s “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. The forward-looking statements contained herein involve risks and uncertainties that could cause results to differ materially from the Company’s expectations.

For more information contact:

Christine Tsingos, Vice President and Chief Financial Officer, or

Ron Hutton, Treasurer

Bio-Rad Laboratories, Inc.

510-724-7000

investor_relations@bio-rad.com

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Net sales	$ 304,764	$ 283,225	$ 930,849	$ 873,698
Cost of goods sold	137,975	126,413	403,870	389,837
Gross profit	166,789	156,812	526,979	483,861
Selling, general and administrative expense	105,950	102,738	316,486	306,458
Product research and development expense	30,988	28,673	90,050	83,995
Interest expense	8,212	8,210	24,111	24,371
Foreign exchange (gains) losses, net	(293)	(97)	959	(1,296)
Other (income) expense, net	(10,514)	(3,506)	(22,809)	(14,033)
Income from continuing operations before taxes	32,446	20,794	118,182	84,366
Provision for income taxes	9,296	4.575	31,568	20,239
Income from continuing operations	23,150	16,219	86,614	64,127
Discontinued operations
Gain on divestiture, net of tax benefits of zero in 2005	--	--	--	3,974
Net income	$ 23,150	$ 16,219	$ 86,614	$ 68,101

Basic earnings per share:
Continuing operations	$ 0.88	$ 0.62	$ 3.29	$ 2.47
Discontinued operations	--	--	--	0.15
Net income	$ 0.88	$ 0.62	$ 3.29	$ 2.62
Weighted average common shares	26,407	26,115	26,342	26,015

Diluted earnings per share:
Continuing operations	$ 0.86	$ 0.61	$ 3.22	$ 2.41
Discontinued operations	--	--	--	0.15
Net income	$ 0.86	$ 0.61	$ 3.22	$ 2.56
Weighted average common shares	26,971	26,695	26,900	26,620

BIO-RAD LABORATORIES, INC

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2006	December 31, 2005
Current assets:
Cash and cash equivalents	$ 238,418	$ 296,716
Restricted cash	--	36,138
Short-term investments	243,155	116,343
Accounts receivable, net	273,367	247,192
Inventories, net	246,207	212,342
Other current assets	91,566	99,480
Total current assets	1,092,713	1,008,211
Net property, plant and equipment	182,728	180,258
Goodwill	113,276	113,276
Purchased intangibles, net	24,926	28,449
Other assets	109,992	96,388
Total assets	$ 1,523,635	$ 1,426,582

Current liabilities:
Notes payable and current maturities of long-term debt	$ 3,768	$ 3,341
Accounts payable	64,513	72,950
Accrued payroll and employee benefits	79,456	81,076
Sales, income and other taxes payable	19,075	15,841
Other current liabilities	114,500	146,035
Total current liabilities	281,312	319,243

Long-term debt, net of current maturities	425,750	425,687
Other long-term liabilities	31,833	23,678
Stockholders’ equity	784,740	657,974
Total liabilities and stockholders’ equity	$ 1,523,635	$ 1,426,582

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2006	2005
Cash flows from operating activities:
Cash received from customers	$ 915,289	$ 865,235
Cash paid to suppliers and employees	(789,626)	(762,788)
Interest paid	(24,528)	(24,489)
Income tax payments	(9,595)	(30,085)
Litigation settlement related to MJ acquisition	(45,963)	--
Other operating activities	17,789	11,018
Net cash provided by operating activities	63,366	58,891

Cash flows from investing activities:
Capital expenditures, net	(38,079)	(26,297)
Receipt (payment) of restricted cash	36,138	(35,828)
Other investing activities	(132,102)	47,830
Net cash used in investing activities	(134,043)	(14,295)

Cash flows from financing activities:
Proceeds from issuance of common stock	8,511	6,919
Other financing activities	1,051	(2,416)
Net cash provided by financing activities	9,562	4,503

Effect of exchange rate changes on cash	2,817	(853)

Net increase (decrease) in cash and cash equivalents	(58,298)	48,246
Cash and cash equivalents at beginning of period	296,716	195,734
Cash and cash equivalents at end of period	$ 238,418	$ 243,980

Reconciliation of net income to net cash provided by operating activities:
Net income	$ 86,614	$ 68,101
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	40,300	44,581
Changes in working capital	(29,876)	(37,674)
Litigation settlement related to MJ acquisition	(45,963)	--
Other	12,291	(16,117)
Net cash provided by operating activities	$ 63,366	$ 58,891